Exhibit 5


                             DUFFORD & BROWN, P.C.
                           1700 Broadway, Suite 2100
                             Denver, CO 80290-2101
                                 (303) 861-8013


May 9, 2004

U.S. Gold Corporation
2201 Kipling Street, Suite 100
Lakewood, CO 80215-1545

Re:  Registration Statement on Form SB-2 Covering Registration of Common Stock

Gentlemen:

We have acted as counsel to U.S. Gold Corporation, a Colorado corporation (the "Company"), in connection with the registration by the Company of 3,603,243 shares of Common Stock (the "Shares"), issued or to be issued as described in Amendment No. 5 to the Registration Statement on Form SB-2, SEC File No. 333-96653 (as the same may be further amended from time to time ("Registration Statement"), proposed to be filed by the Company today.

In such capacity, we have examined, among other documents, the Articles of Incorporation, Bylaws and minutes of meetings of its Board of Directors and shareholders, Amendment 5 to the Registration Statement and such other documents as we have deemed appropriate.

Our opinion is based on Colorado law. Members of our firm are admitted to the Bar of the State of Colorado only, and we express no opinion as to the laws of any other jurisdiction (including the applicability of the laws of any other jurisdiction, domestic or foreign or the effect of such laws), except for the federal laws of the United States of America, as applicable.

Based on the foregoing, and subject to such further examinations as we have deemed relevant and necessary, we are of the opinion that:

1. The Company is a corporation, duly organized and validly existing under the laws of the State of Colorado.

2. The Shares have been legally and validly authorized under the Articles of Incorporation of the Company.

3. Those Shares that are currently outstanding represent duly and validly issued, fully paid and non-assessable shares of common stock of the Company.

4. Those Shares that are not outstanding, when issued and paid for in accordance with the description in the Registration Statement and a resolution of the Board of Directors approving such issuance, will be fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5 thereto.

Sincerely,

/s/ DUFFORD & BROWN, P.C.